Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

scPharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	2017 Stock Option and Incentive Plan, Common Stock, par value $0.0001 per share	Other(2)	1,094,668(3)	$4.79(2)	$5,243,459.72	$0.0000927	$486.07

Equity	2017 Employee Stock Purchase Plan, Common Stock, par value $0.0001 per share	Other(4)	205,000(5)	$4.07(4)	$834,350.00	$0.0000927	$77.34

Total Offering Amounts					$6,077,809.72		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$563.41

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock, $0.0001 par value per share (“Common Stock”).

(2)

The price of $4.79 per share, which is the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(3)

Consists of 1,094,668 additional shares issuable under the 2017 Stock Option and Incentive Plan (the “2017 Plan”), which represents the automatic annual increase to the number of shares available for issuance under the 2017 Plan effective as of January 1, 2022. Shares available for issuance under the 2017 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on November 20, 2017 (File No. 333-221677), August 28, 2018 (File No. 333-227071), January 3, 2019, (File No. 333-229122), March 24, 2020 (File No. 333-237361), and March 23, 2021 (File No. 333-254636).

(4)

The price of $4.07 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2017 Employee Stock Purchase Plan (the “2017 ESPP”), the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

(5)

Consists of 205,000 additional shares issuable under the 2017 ESPP, which represents the automatic annual increase to the number of shares available for issuance under the 2017 ESPP effective as of January 1, 2022. Shares available for issuance under the 2017 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on November 20, 2017 (File No. 333-221677), August 28, 2018 (File No. 333-227071), January 3, 2019, (File No. 333-229122), March 24, 2020 (File No. 333-237361), and March 23, 2021 (File No. 333-254636).